SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                   ________

                                  FORM 8-A/A
                               (Amendment No.1)
                    Amending Form 8-A dated October 1, 1998

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                               LADISH CO., INC.
            (Exact name of registrant as specified in its charter)


         Wisconsin                                       31-1145953
  (State of incorporation                             (I.R.S. Employer
    of organization)                                  Identification No.)


                            5481 S. Packard Avenue
                               Cudahy, Wisconsin
                   (Address of principal executive offices)
                                     53110
                                  (zip code)


If this form relates to the registration     If this form relates to the
of a class of securities pursuant to         registration of a class of
Section 12(b) of the Exchange Act and        securities pursuant to
is effective pursuant to General             Section 12(g) of the Exchange Act
Instruction A.(c), please check the          and is effective pursuant to
following box. [ ]                           General Instruction A.(d), please
                                             check the following box. [X ]


       Securities to be registered pursuant to Section 12(b) of the Act:


Title of Each Class                           Name of Each Exchange on Which
to be so Registered                           Each Class is to be Registered
-------------------                           -------------------------------

Not Applicable                                Not Applicable


       Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Share Purchase Rights


This Form 8-A/A is filed to supplement and amend the information set forth in the Registration Statement on Form 8-A filed by Ladish Co., Inc. on October 1, 1998 (the "Original Form 8-A"). The Original Form 8-A is incorporated herein by reference.

Item 1. Description of Registrant's Securities to be Registered.

On September 3, 1998, the Board of Directors of Ladish Co., Inc. (the "Company") declared a dividend of one common share purchase right (a "Right") for each outstanding share of common stock, $0.01 par value, of the Company (the "Common Shares"). The dividend is payable on October 1, 1998 to the shareholders of record on September 28, 1998. Each Right entitles the registered holder to purchase from the Company one Common Share at a price of $40.00 per Common Share, subject to adjustment.

On October 1, 1998, the Company filed with the Securities and Exchange Commission the Original Form 8-A to register the Rights issuable in accordance with the terms of the Rights Agreement between the Company and Firstar Trust Company ("Firstar"), as Rights Agent, dated as of September 15, 1998 (the "Original Rights Agreement").

On August 20, 2002, the Company and American Stock Transfer and Trust Company ("AST") entered into an Agreement of Substitution and Amendment to remove Firstar and substitute AST as successor Rights Agent pursuant to Section 21 of the Original Rights Agreement.

On April 28, 2003, the Board of Directors of the Company authorized the amendment and restatement of the Original Rights Agreement, resulting in an Amended and Restated Rights Agreement between the Company and AST, as Rights Agent, dated as of September 15, 1998, as amended and restated as of April 28, 2003.

The amendments to the Original Rights Agreement include the (i) resetting of the threshold to become an Acquiring Person from 20% or more of the outstanding Common Shares to 20% or more of the collective voting power of the outstanding Common Shares and (ii) amending of the exclusion of Grace Brothers, Ltd. from the definition of "Acquiring Person" to provide that Grace Brothers, Ltd. is excluded from the definition of "Acquiring Person" but only as long as Grace Brothers, Ltd., together with its affiliates, do not beneficially own Common Shares representing voting power greater than Grace Brothers, Ltd.'s voting power as of the open of business on April 28, 2003.

The Amended and Restated Rights Agreement between the Company and AST specifying the terms of the Rights, which includes as Exhibit A the Form of Right Certificate, is attached hereto as an exhibit. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 2. Exhibits

(4.1) Amended and Restated Rights Agreement, dated as of September 15, 1998, as amended and restated as of April 28, 2003, between Ladish Co., Inc. and American Stock Transfer and Trust Company.


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          LADISH CO., INC.

                                          By:      /s/ Wayne E. Larsen
                                                   -----------------------
                                          Name:    Wayne E. Larsen
                                          Title:   Vice President Law/Finance
                                                   & Secretary

Dated:  May 5, 2003



                                 Exhibit Index

Exhibit No.       Description

4.1 Amended and Restated Rights Agreement, dated as of September 15, 1998, as amended and restated as of April 28, 2003, between Ladish Co., Inc. and American Stock Transfer and Trust Company.